Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos

(727)530-7700

Lincare Holdings Inc. Announces Third Quarter and First Nine Months 2007

Financial Results

CLEARWATER, Fla., Oct. 22 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the three and nine months ended September 30, 2007.

For the quarter ended September 30, 2007, revenues were $408.2 million, a 14% increase over revenues of $358.0 million for the third quarter of 2006. The Company estimates that the increase in net revenues was comprised of approximately 12% internal growth and 3% growth from acquisitions, partially offset by Medicare price changes taking effect in 2007. Net income for the quarter ended September 30, 2007, was $58.6 million compared to net income of $56.2 million for the third quarter of 2006. Diluted earnings per share were $0.66 for the quarter ended September 30, 2007, compared with $0.57 diluted earnings per share for the comparable prior year period.

Revenues for the nine months ended September 30, 2007, were $1.184 billion, a 14% increase over revenues of $1.042 billion for the comparable period in 2006. The Company estimates that the increase in net revenues was comprised of approximately 11% internal growth and 4% growth from acquisitions, partially offset by Medicare price changes taking effect in 2007. Net income for the nine months ended September 30, 2007, was $168.5 million compared to net income of $156.0 million for the first nine months of 2006. Diluted earnings per share were $1.89 for the nine months ended September 30, 2007, compared with $1.57 diluted earnings per share for the comparable period last year.

Lincare added ten new operating centers in the third quarter derived from internal development. The total number of Lincare locations expanded to 1,009 at the end of the third quarter. During the first nine months of 2007, Lincare opened 31 new locations.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased to report that Lincare achieved strong growth in revenues and earnings during the third quarter and first nine months of 2007. We are experiencing strong customer growth and expanding market share in our core businesses. We remain committed to our strategy to be the market leader in the provision of home- based therapies and equipment to individuals suffering from the effects of severe respiratory diseases and other chronic conditions.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first nine months of 2007.” Lincare generated $305.2 million of cash from operating activities and invested $95.8 million in net capital expenditures during the first nine months of 2007. The Company repurchased 699,855 shares of its common stock during the quarter for $25.0 million, bringing the total amount of shares repurchased in 2007 to $300.0 million. Total debt was $408.0 million and cash and investments were $36.1 million at September 30, 2007.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to nearly 700,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	September 30, 2007	September 30, 2006
Net revenues	$408,152	$358,013
Costs and expenses:
Costs of goods and services	101,398	80,648
Operating expenses	91,458	84,398
Selling, general and administrative expenses	80,128	73,301
Bad debt expense	6,122	5,370
Depreciation expense	29,893	24,736
Amortization expense	64	422
Operating income	99,089	89,138
Interest expense, net	4,339	1,674
Income before income taxes	94,750	87,464
Income taxes	36,111	31,242
Net income	$58,639	$56,222
Basic earnings per common share	$0.69	$0.60
Diluted earnings per common share	$0.66	$0.57
Weighted average number of common shares outstanding	84,562,220	93,795,295
Weighted average number of common shares and common share equivalents outstanding	90,551,077	100,258,345

	For the nine months ended
	September 30, 2007	September 30, 2006
Net revenues	$1,183,694	$1,041,731
Costs and expenses:
Costs of goods and services	289,494	232,941
Operating expenses	272,939	245,273
Selling, general and administrative expenses	236,190	217,354
Bad debt expense	17,755	15,626
Depreciation expense	83,497	73,899
Amortization expense	197	1,263
Operating income	283,622	255,375
Interest expense, net	13,945	5,220
Income before income taxes	269,677	250,155
Income taxes	101,188	94,142
Net income	$168,489	$156,013
Basic earnings per common share	$1.98	$1.64
Diluted earnings per common share	$1.89	$1.57
Weighted average number of common shares outstanding	85,033,782	94,867,355
Weighted average number of common shares and common share equivalents outstanding	91,392,442	101,755,830

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Cash and Investments	$36,064	$25,075
Accounts Receivable, Net	201,031	170,533
Current Assets	254,843	242,279
Total Assets	1,799,339	1,775,310
Current Liabilities	565,878	189,464
Total Debt	408,012	346,047
Stockholders’ Equity	1,036,284	1,110,577